Exhibit (h)(40)

AMENDMENT TO

MONEY MARKET SERVICES AGREEMENT

THIS SECOND AMENDMENT (the “Amendment”), effective February 13, 2015, is made to the MONEY MARKET SERVICES AGREEMENT (the “Agreement”) dated as of June 30, 2010 as it may be amended, supplemented, restated or otherwise modified from time to time, among the funds identified on Appendix A to the Agreement (each a “Fund” and collectively, the “Funds”) and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company (“State Street”), and MML Investment Advisers, LLC (“MML Advisers”).

WHEREAS, the parties wish to amend the Agreement to add MML Advisers as a party to the Agreement and to add all necessary references to MML Advisers;

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein the parties hereto agree as follows:

1)	The Agreement is hereby amended by adding MML Investment Advisers, LLC as a party to the Agreement.

2)	Section 4 of Agreement is hereby replaced by the following:

“State Street shall be entitled to reasonable compensation for the Services and expenses of State Street, as agreed upon from time to time between the Funds, MML Advisers, and State Street. Fees and expenses relating to the Services will be calculated and become due on a monthly basis. Such fees and expenses applicable to the MassMutual Premier Money Market Fund will be paid by the MassMutual Premier Money Market Fund and such fees and expenses applicable to the MML Money Market Fund shall be paid by MML Advisers. ”

3)	Section 5.5 of the Agreement is hereby amended by replacing the last sentence of such Section 5.5 with the following:

“Except as explicitly set forth herein, State Street shall assume no liability to the Funds or MML Advisers of any kind or nature whatsoever in relation to this Agreement or the Services.”

4)	Section 5.9 of the Agreement is hereby amended by replacing the first sentence of such Section 5.9 with the following:

“In the event State Street or any State Street Indemnified Parties are held liable for any reason as to the Services, such liability shall be limited to the direct damages incurred by the Funds not to exceed two times the aggregate amount of fees paid by the Funds or MML Advisers to State Street for the Services for the 12 months preceding the occurrence of the first event giving rise to any such direct damages.”

5)	Section 5.12 of the Agreement is hereby amended by replacing the first sentence of such Section 5.12 with the following:

“The Funds understand that the nature of the Services provided under this Agreement are distinct from the services provided under any other agreement between State Street and the Funds and/or MML Advisers, including any custody, fund accounting or fund administration services agreements and, consequently, the terms of this Agreement rather than such other agreements shall govern the delivery of the Services.”

6)	Miscellaneous.

(a)       Except as amended hereby, the Agreement shall remain in full force and effect.

(b)      This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed and delivered by their duly authorized officers as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Michael F. Rogers
Name: Michael F. Rogers
Title: Executive Vice President

MASSMUTUAL PREMIER FUNDS
ON BEHALF OF MASSMUTUAL PREMIER MONEY MARKET FUND

By:	/s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer

MML SERIES INVESTMENT FUND II
ON BEHALF OF MML MONEY MARKET FUND

By:	/s/ Nicholas Palmerino
Name: Nicholas Palmerino
Title: CFO and Treasurer

MML INVESTMENT ADVISERS, LLC

By:	/s/ Brian Haendiges
Name: Brian Haendiges
Title: Vice President

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